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                                                                     Exhibit 8.1


                 [Letterhead of Wachtell, Lipton, Rosen & Katz]


                                 August 4, 1998



BankAmerica Corporation
555 California Street
San Francisco, California  94104

NationsBank Corporation
NationsBank Corporate Center
Charlotte, North Carolina  28255

Ladies/Gentlemen:

            We have acted as special counsel to BankAmerica Corporation, a Delaware corporation ("BankAmerica"), in connection with the proposed merger (the "Reincorporation Merger") of NationsBank Corporation, a North Carolina corporation ("NationsBank"), with and into NationsBank (DE) Corporation, a Delaware corporation and a direct wholly owned subsidiary of NationsBank ("NationsBank (DE)"), and the proposed merger (the "Merger" and, together with the Reincorporation Merger, the "Reorganization") of BankAmerica with and into NationsBank (DE), each step of the Reorganization pursuant to the Agreement and Plan of Reorganization (the "Agreement") dated as of April 10, 1998, by and between NationsBank and BankAmerica. At your request, in connection with the filing of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Reorganization (the "Registration Statement"), we are rendering our opinion pursuant to Item 601(b)(8) of Regulation S-K.

            For purposes of the opinion set forth below, we have relied, with the consent of BankAmerica and the consent of NationsBank, upon the accuracy and completeness of the
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BankAmerica Corporation
NationsBank Corporation
August 4, 1998
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statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of BankAmerica and NationsBank dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Reincorporation Merger Effective Time and the Effective Time and that all representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the joint proxy statement-prospectus of BankAmerica and NationsBank (the "Joint Proxy Statement-Prospectus") included therein. Any capitalized term used and not defined herein has the meaning given to it in the Joint Proxy Statement-Prospectus or the appendices thereto (including the Agreement).

            We have also assumed that: (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Joint Proxy Statement-Prospectus (and no transaction or condition stated therein and material to this opinion will be waived by any party); and (ii) the Reorganization will be reported by BankAmerica, NationsBank and NationsBank (DE) on their respective federal income tax returns in a manner consistent with the opinion set forth below.

            Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that each of the Reincorporation Merger and the Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that, accordingly:

            (i) no gain or loss will be recognized by NationsBank, NationsBank
(DE) or BankAmerica as a result of the Reincorporation Merger or the Merger;

            (ii) no gain or loss will be recognized by the BankAmerica Shareholders who exchange all of their BankAmerica Common Stock solely for Combined Company Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Combined Company Common Stock);

            (iii) no gain or loss will be recognized by the NationsBank Shareholders who exchange all of their NationsBank Common Stock solely for Combined Company Common Stock pursuant to the Reincorporation Merger;

            (iv) the aggregate tax basis of the Combined Company Common Stock received by BankAmerica Shareholders who exchange all of their BankAmerica Common Stock solely for Combined Company Common Stock pursuant to the Merger will be the same as the aggregate
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BankAmerica Corporation
NationsBank Corporation
August 4, 1998
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tax basis of the BankAmerica Common Stock surrendered in exchange therefor
(reduced by any amount allocable to a fractional share interest for which cash is received); and

            (v) the aggregate tax basis of the Combined Company Common Stock received by NationsBank Shareholders who exchange all of their NationsBank Common Stock solely for Combined Company Common Stock in the Reincorporation Merger will be the same as the aggregate tax basis of the NationsBank Common Stock surrendered in exchange therefor.

            We are furnishing this opinion solely in connection with the Registration Statement, and this opinion is not to be relied upon, circulated, quoted or otherwise referred to for any other purpose. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the reference to us under the captions "SUMMARY--The Merger--Federal Income Tax Consequences" and "THE MERGER--Material Federal Income Tax Consequences." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

            We express no opinion as to the tax consequences of the Reorganization under any foreign, state or local tax law or under any federal tax laws other than those pertaining to the income tax.



                                    Very truly yours,

                                    /s/ Wachtell, Lipton, Rosen & Katz